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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 1-9905

                           ATLANTA GAS LIGHT COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      303 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30308, (404) 584-4000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 COMMON STOCK
                           PAR VALUE $5.00 PER SHARE
           (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                          DEPOSITARY PREFERRED SHARES
  (REPRESENTING 1/4 OF ONE SHARE OF CUMULATIVE PREFERRED STOCK, 7.70% SERIES,
                      $100 PAR OR STATED VALUE PER SHARE)
  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

  PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     RULE 12G-
     4(A)(1)(I)    [X]

     RULE 12G-
     4(A)(1)(II)   [_]

     RULE 12G-
     4(A)(2)(I)    [_]

     RULE 12G-
     4(A)(2)(II)   [_]

     RULE 12H-
     3(B)(1)(I)    [X]

     RULE 12H-
     3(B)(1)(II)   [_]

     RULE 12H-
     3(B)(2)(I)    [_]

     RULE 12H-
     3(B)(2)(II)   [_]

     RULE 15D-6    [_]

  APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE:

            APPROXIMATELY ONE (1) HOLDER OF RECORD OF THE COMMON
            STOCK, PAR VALUE $5.00 PER SHARE, AS OF THE DATE
            HEREOF.

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  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, ATLANTA
GAS LIGHT COMPANY HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                          Atlanta Gas Light Company


                                          By:      /s/ Robert L. Goocher
                                              ---------------------------------
                                                     ROBERT L. GOOCHER
                                                 EXECUTIVE VICE PRESIDENT

Date: March 6, 1996